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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement (No. 333-67535) on Form S-8 of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank and Virginia Bankers Association Defined Contribution Plan for C & F Mortgage Corporation (the Plans) of our reports dated May 2, 2000 and May 10, 2000, relating to the statements of net assets available for benefits as of December 31, 1999 and 1998, and the statements of changes in net assets available for benefits for the years ended December 31, 1999 and 1998, which reports appear in the December 31, 1999 annual report on Form 11-K of the Plans.


                                        /s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
June 22, 2000